Exhibit 99.1

Under Armour, Inc.

1020 Hull Street

Baltimore, MD 21230

CONTACTS

Investors:

Alex Miyamoto

Under Armour, Inc.

Tel: 410.454.6578

Financial Media:

Arnold Worldwide

John Isaf

Tel: 617.587.8923

Tel: 617.587.8905

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 42% TOP LINE GROWTH FOR FIRST QUARTER 2007

•	First Quarter Net Revenues Increased 41.8% to $124.3 Million
•	First Quarter Net Income Increased 13.8% to $9.9 Million; Diluted EPS of $0.20
•	First Quarter Income from Operations Increased 13.1% to $16.0 Million
•	Company Reiterates Previously Provided 2007 Net Revenues Outlook of $560 Million to $580 Million (+30% to +35% over 2006)
•	Company Reiterates Previously Provided 2007 Income from Operations Outlook of $74.5 Million to $77.5 Million (+30% to +35% over 2006)

Baltimore, MD (May 1, 2007)—Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2007.

Net revenues increased 41.8% in the first quarter of 2007 to $124.3 million compared to net revenues of $87.7 million in the first quarter of 2006. First quarter net income increased 13.8% to $9.9 million compared to $8.7 million in the same period of 2006. Diluted earnings per share was $0.20, on weighted average common shares outstanding of 49.8 million compared to $0.18 per share on weighted average common shares outstanding of 49.5 million in the first quarter of the prior year.

Apparel revenues grew 26.9% for the quarter and accounted for $22.0 million of the year-over-year increase in net revenues. The Compression category continued to drive revenue growth across the apparel business. The Company was able to augment its apparel revenue growth with expanded assortments in key categories such as Baseball and Golf. Apparel revenues also benefited from an increase in average selling price due to the expansion of the Company’s product offerings. Footwear, which was not offered in the first quarter of the prior year, contributed $11.8 million in net revenues for the quarter.

“Our first quarter revenue growth of 42 percent reflects the growing strength of the Under Armour Brand,” stated Kevin A. Plank, Chairman and CEO of Under Armour, Inc. “Our core apparel business remains very strong, and we saw excellent consumer demand for new products as we expanded our offerings in key apparel categories. These strong results reflect our ability to balance our growth with investments in both our Brand and the growth drivers that will fuel our long-term profitability.”

“The strengthening demand for performance fabrications continues to drive our focus as we look for opportunities to expand the reach of our Brand and bring innovation to the athlete. We believe the increase in average selling prices for our apparel products is further evidence that the consumer is demanding premium technology that can meet the specific needs of their athletic pursuits. Expansion into new categories and an unrelenting passion to innovate will provide us with the opportunity to tell the performance story to an expanding number of consumers as athletes across the globe experience the benefits of technical performance product.”

Gross margin for the quarter was 48.7% compared to 50.5% in the prior year primarily due to the impact of footwear, which was launched in the second quarter of 2006 and carries a lower gross margin than apparel. Selling, general and administrative expenses were 35.8% of net revenues in the first quarter of 2007 compared to 34.3% in the same period of the prior year primarily driven by an increase in marketing expense. Marketing expense for the first quarter was 11.1% of net revenues compared to 8.6% in the prior year due to continued investments made to support the Brand.

Balance Sheet Highlights

Inventory totaled $80.1 million at March 31, 2007, compared to $53.5 million at the end of the same period of the prior year. The increase includes inventory for the Company’s European operations, which did not contribute to inventory levels in the first quarter of the prior year. Cash and cash equivalents, net of debt, increased to $50.8 million at March 31, 2007 compared to $49.8 million at the end of the same period of the prior year. The Company had no borrowings under its $100 million revolving credit facilities.

Outlook for 2007

The Company has previously stated its long-term growth targets of 20% to 25% for the top and bottom line. For 2007, the Company reiterates its expectations for annual net revenues in the range of $560 million to $580 million, an increase of 30% to 35% over 2006. The Company also reiterates its expectations for 2007 income from operations to be in the range of $74.5 Million to $77.5 Million, an increase of 30% to 35% over 2006. The Company expects an effective tax rate of 40.8%, an increase over the previously provided estimate of 40.5%. The Company continues to anticipate fully diluted weighted average shares outstanding of approximately 50.5 million for 2007.

The Company remains committed to investing in its marketing budget at the high-end of the range of 10% to 12% of net revenues for the full year. However, due to the timing of planned investment in marketing, the Company plans to exceed this range for the second quarter. As a result, the Company plans second quarter earnings per share in the range of $0.02 to $0.03.

“We believe Under Armour is the athletic brand of this generation,” Mr. Plank concluded. “As our revenue base broadens, we’re communicating performance benefits to new consumers while staying true to our year-round messaging to the elite athlete. Our marketing spend represents everything from this past weekend’s NFL draft day media blitz, to our permanent signage inside of Wrigley Field, the first and only of its kind. Moving forward in 2007, we will execute on our Brand strategy with a major multi-platform women’s campaign and the construction of Under Armour concept shops within some of our key retail partners domestically and abroad. From that standpoint, we remain dedicated to supporting our authenticity and maintaining a consistent, loyal connection to the athletes of this generation.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, May 1st, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company's financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company's products are sold worldwide and worn by professional football, baseball, and soccer players, as well as athletes in major collegiate and Olympic sports. The Company’s global headquarters is in Baltimore, Maryland and it has offices in Denver, Amsterdam, Hong Kong, and Toronto. For further information, please visit the Company's website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarters Ended March 31, 2007 and 2006

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 3/31/07	% of Net Revenues	Quarter Ended 3/31/06	% of Net Revenues
Net revenues	$124,329	100.0%	$87,696	100.0%
Cost of goods sold	63,748	51.3%	43,384	49.5%

Gross profit	60,581	48.7%	44,312	50.5%
Operating expenses
Selling, general and administrative expenses	44,544	35.8%	30,132	34.3%

Income from operations	16,037	12.9%	14,180	16.2%
Other income, net	694	0.6%	498	0.5%

Income before income taxes	16,731	13.5%	14,678	16.7%
Provision for income taxes	6,790	5.5%	5,944	6.7%

Net income	$9,941	8.0%	$8,734	10.0%

Net income available per common share
Basic	$0.21		$0.19
Diluted	$0.20		$0.18

Weighted average common shares outstanding
Basic	47,619		46,486
Diluted	49,818		49,499

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 3/31/07	Quarter Ended 3/31/06*	% Change
Men’s	$68,465	$53,659	27.6%
Women’s	24,690	20,985	17.7%
Youth	10,491	7,039	49.0%

Apparel	103,646	81,683	26.9%
Footwear	11,839	—	—
Accessories	5,274	3,647	44.6%

Total net sales	120,759	85,330	41.5%
Licensing revenues	3,570	2,366	50.9%

Total net revenues	$124,329	$87,696	41.8%

*	Net revenues by product category for the quarter ended March 31, 2006 have been reclassified to conform to the current period presentation.

Under Armour, Inc.

As of March 31, 2007, December 31, 2006 and March 31, 2006

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/07	As of 12/31/06	As of 3/31/06
Assets
Cash and cash equivalents	$57,202	$70,655	$58,292
Accounts receivable, net	84,553	71,867	63,217
Inventories	80,068	81,031	53,475
Prepaid expenses, income taxes receivable and other current assets	7,849	13,254	5,162
Deferred income taxes	9,197	8,145	6,334

Total current assets	238,869	244,952	186,480
Property and equipment, net	35,423	29,923	23,659
Intangible asset, net	7,500	7,875	—
Deferred income taxes	6,023	5,180	99
Other non-current assets	1,503	1,438	993

Total assets	$289,318	$289,368	$211,231

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and income taxes payable	$53,819	$68,121	$41,805
Current maturities of long term debt	3,469	3,442	3,845

Total current liabilities	57,288	71,563	45,650
Long term debt, net of current maturities	2,961	2,815	4,605
Other long term liabilities	2,446	602	276

Total liabilities	62,695	74,980	50,531
Total stockholders’ equity	226,623	214,388	160,700

Total liabilities and stockholders’ equity	$289,318	$289,368	$211,231